New Perspective Fund, Inc.
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

September 30, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$337,429
Class B	$1,203
Class C	$4,549
Class F1	$10,760
Class F2	$5,897
Total	$359,838
Class 529-A	$9,960
Class 529-B	$75
Class 529-C	$726
Class 529-E	$408
Class 529-F1	$269
Class R-1	$293
Class R-2	$1,868
Class R-3	$9,271
Class R-4	$12,047
Class R-5	$16,196
Class R-6	$37,094
Total	$88,207

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2900
Class B	$0.0441
Class C	$0.0845
Class F1	$0.2860
Class F2	$0.3617
Class 529-A	$0.2835
Class 529-B	$0.0228
Class 529-C	$0.0820
Class 529-E	$0.2092
Class 529-F1	$0.3389
Class R-1	$0.1101
Class R-2	$0.0866
Class R-3	$0.2096
Class R-4	$0.2940
Class R-5	$0.3660
Class R-6	$0.3808

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,080,915
Class B	20,780
Class C	49,378
Class F1	38,209
Class F2	20,397
Total	1,209,679
Class 529-A	36,904
Class 529-B	2,625
Class 529-C	9,097
Class 529-E	1,998
Class 529-F1	1,047
Class R-1	2,792
Class R-2	20,366
Class R-3	43,734
Class R-4	42,155
Class R-5	41,637
Class R-6	116,068
Total	318,423

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$24.88
Class B	$24.42
Class C	$24.12
Class F1	$24.76
Class F2	$24.90
Class 529-A	$24.68
Class 529-B	$24.26
Class 529-C	$24.17
Class 529-E	$24.46
Class 529-F1	$24.68
Class R-1	$24.01
Class R-2	$24.15
Class R-3	$24.43
Class R-4	$24.64
Class R-5	$24.91
Class R-6	$24.95